FORM OF

PRINCIPAL EXCHANGE-TRADED FUNDS

CONTRACTUAL FEE WAIVER AGREEMENT

AGREEMENT made this November 1, 2020 by and between Principal Exchange-Traded Funds (the “Fund”) and Principal Global Investors, LLC (the “Advisor”) (together, the “Parties”).

The Advisor has contractually agreed to limit the Fund’s expenses, (excluding interest expense, expenses related to fund investments, acquired fund fees and expenses, and other extraordinary expenses) on certain of the Funds. The reductions and reimbursements are in amounts that maintain total operating expenses at or below certain limits. The limits are expressed as a percentage of average daily net assets attributable to each Fund on an annualized basis. The expenses borne by the Advisor are subject to reimbursement by the Funds through the fiscal year end, provided no reimbursement will be made if it would result in the Funds’ exceeding the total operating expense limits. The operating expense limits are attached on Schedule A to this Agreement.

The Agreement embodies the entire agreement of the Parties relating to the subject matter hereof. This Agreement supersedes all prior agreement and understandings, and all rights and obligations thereunder are hereby canceled and terminated. No amendment or modification of this Agreement will be valid or binding unless it is in writing by the Parties.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each party agrees that electronic signatures of the parties included in this Agreement are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

PRINCIPAL EXCHANGE-TRADED FUNDS	PRINCIPAL GLOBAL INVESTORS, LLC

By: ____________________________	By: ___________________________
Name: Clint L. Woods	Name: Clint L. Woods
Title: Vice President, Counsel, and Assistant Secretary	Title: Vice President, Associate General Counsel, and Secretary

By: ___________________________	By: ___________________________
Name: Beth C. Wilson	Name: Adam U. Shaikh
Title: Secretary and Vice President	Title: Assistant General Counsel

SCHEDULE A

Series		Expiration
Principal U.S. Mega-Cap Multi-Factor ETF	0.12%	10/31/2021